Exhibit 99.1

             VaxGen Issues Statement on Clinical Trial Data Analysis

BRISBANE, Calif., Feb. 27 -- In response to media inquires, VaxGen, Inc. issued the following statement:


VaxGen's analysis of data from its Phase III clinical trial of AIDSVAX B/B followed a statistical analysis plan that was agreed on in advance with the U.S. Food and Drug Administration (FDA). The statistical analysis plan included analyses of various subgroups, including racial backgrounds. The results VaxGen reported on Monday remain accurate as stated, and the analysis continues.

The number of required adjustments for VaxGen's subgroup analyses is subject to interpretation and there are a variety of methods to calculate those adjustments. The company cannot predict the impact these adjustments may have on the findings since that determination will ultimately rest with regulatory authorities.

Furthermore, potential utility of the candidate vaccine will be evaluated based on the full range of observations including primary and secondary endpoints, correlates of protection and other aspects of the immune response. VaxGen is currently focused on analyzing these factors, as well as discussing the data and the need for any additional studies with the U.S. Centers for Disease Control and the FDA. VaxGen plans to report additional results at the Keystone Symposia, March 29 - April 4th.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the outcome of any further analysis of the clinical data from this AIDSVAX trial, the timing and progress of completion of development efforts for AIDSVAX, the need for additional clinical trials to support licensure of AIDSVAX and the timing or ultimate outcome of FDA approval of AIDSVAX for use by individuals in racial subgroups or more broadly. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10- Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.